Exhibit 4.19

CONSENT OF BOARD OF DIRECTORS OF

HOVERINK INTERNATIONAL HOLDINGS, INC.

AUTHORIZING RESTATEMENT OF ARTICLES AND CORPORATE NAME CHANGE TO

HOVERINK BIOTECHNOLOGIES, INC

The undersigned, being all of the Directors of Hoverink International Holdings, Inc. a Delaware Corporation (the “Company”), hereby approve and adopt the following resolution by unanimous consent effective this _8TH__ day of September 2017.

WHEREAS, the Board of Directors deem it necessary to change its Corporate Name from “Hoverink International Holdings, Inc “ to:

HOVERINK BIOTECHNOLOGIES, INC.

IT IS, THEREFORE, THE DIRECTORS UNANIMOUSLY:

RESOLVED, that the Board of Directors APPROVE of the Name Change to HOVERINK BIOTECHNOLOGIES, INC.

Signature	Capacity	Date

Debbie Mae Carter	Director	September 8th 2017

Cyrus Sajna	Director	September 8th 2017

Davidra Sajna	Director	September 8th 2017